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                                                                     EXHIBIT 23



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated January 30, 2003, accompanying the consolidated financial statements and included in the Annual Report of Findwhat.com and Subsidiary on Form 10-KSB for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Findwhat.com and Subsidiary on Form S-8 (SEC File No. 333-46008, effective date September 18, 2000 and SEC File No. 333-66434, effective date August 1, 2001) and on Form S-3 (SEC File No. 333-76144, effective date December 31, 2001, SEC File No. 333-47240, effective date May 3, 2001 and SEC File No. 333-102436, effective January 9, 2003).


/s/ Grant Thornton LLP

GRANT THORNTON LLP
Tampa, Florida
March 7, 2003